EXHIBIT 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Second Quarter 2019

Conference Call Prepared Remarks

Operator

Good afternoon, ladies and gentlemen, and welcome to the SMTC Second Quarter 2019 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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Information about upcoming investor conferences in which SMTC will be participating will be posted on the Investor Calendar on our website and include:

•	Dougherty’s 2019 Institutional Investor Conference in Minneapolis;
•	Craig Hallum’s Alpha Select in New York; and
•	The 12th Annual LD Micro Main Event in Los Angeles

I will now pass the call over to Eddie Smith, SMTC's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair, and good afternoon ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Rich Fitzgerald, our Chief Operating Officer, and Steve Waszak, SMTC's Chief Financial Officer.

As the press release we issued after the market closed today indicates we have completed our integration activities of MC Assembly; we continued to improve our operational efficiencies; and we reported strong year-over-year growth in revenue and Adjusted EBITDA, which remains on-track to show substantial growth over last year, and within the range of our previously communicated guidance.

Steve will discuss our financial results for the second quarter and guidance for the balance of 2019. Following Steve’s review of our second quarter results and outlook for 2019, I’ll share my thoughts on our progress-made and priorities as we focus on providing our customers with best-in-class service and deliver increasing shareholder value.

Steven M. Waszak

Thank you, Eddie. Good afternoon everyone and thank you for taking time to join us. As Eddie mentioned, we will start the call with my review of the second quarter’s financial results and then I’ll turn the call back over to Eddie for his comments on the business.

As we did on last quarter’s conference call, I will be referencing numbers for 2019, which includes combined SMTC and MC Assembly results; 2018 year-over-year which include “as previously reported GAAP” numbers by SMTC which as a reminder include MC Assembly from acquisition date of November 9th 2018 and, finally, when you hear “pro-forma” this will include SMTC and MC Assembly assuming MC was part of SMTC in the entire second quarter of 2018.

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Now for the results, our revenue in the second quarter was $90.9 million, up 104%, compared to $44.5 million as previously reported in the second quarter of 2018. On a pro-forma basis, assuming MC Assembly had been part of SMTC in the second quarter of 2018, revenue increased 10.9% in Q2 2019 compared to the second quarter of 2018. Approximately $3.4 million of the revenues reported in the second quarter of 2019 was due to the impact of the revenue accounting standard ASC 606 compared to $1.3 million of the revenues in the same period in the prior year. During Q2 of 2019, we can report we had one 10%-plus customer in that period.

Our GAAP gross profit for Q2 2019 was $9 million or 9.9% of revenues, compared to $4.3 million or 9.6% of revenues as previously reported in the same quarter of 2018. The year-over-year increase in the GAAP gross margin percentages was primarily due to the $46.4 million increase in revenue quarter over quarter due to acquisition of MC Assembly.

Our Q2 2019 adjusted gross profit, which is a non-GAAP measure, was $10.8 million or 11.9% of revenue and excludes non-cash $1.8 million of amortization of intangibles recorded in connection with our transformative acquisition of MC Assembly last year. In comparison, Q2 2018 adjusted gross profit was $4.4 million or 9.8% of revenue.

Selling, General and Administrative expenses for Q2 2019 was $6.6 million, up from $3.7 million as reports in the same period in 2018. As a percent of revenues, SG&A expenses decreased to 7.3% of revenues in Q2 2019, compared to 8.2% of revenues as reported in the same period as reported in 2018, a function of the higher revenue ins Q2 2019.

We reported a $2.5 million net loss in the second quarter of 2019 which included a $1.5 million restructuring charges primarily associated with the integration of MC Assembly. In comparison, the company reported a net loss of $97 thousand in the same period a year ago.

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Now, adjusted EBITDA increased 280% to $6.1 million in Q2 2019, compared to $1.6 million, as “previously reported”, in the same period a year ago. Q2 2019’s adjusted EBITDA jumped 78% year-over-year on a pro-forma basis, again assuming SMTC and MC Assembly were combined in Q2 2018. The increase in the 2019 second quarter adjusted EBITDA compared to the same period in the prior year was driven by the 10.9% increased revenue from both SMTC and MC Assembly customers and generating efficiencies when combining the companies.

I'd like to comment on the balance sheet and other key financial metrics that we reported for the quarter. At the end of the Q2 2019, we had $634 thousand in cash, our cash-to-cash cycle was at 74 days, with DSO at approximately 64 days and DPO at approximately 71 days. Inventory turns were 4.5 turns for the second quarter of 2019.

Net Debt at the end of the second quarter was $86 million, and includes debt incurred in November 2018 associated with financing of the MC Assembly acquisition of $50 million Term A and $12 million Term B, and $15.6 million of finance and operating lease obligations, of which $5.6 million included in the $15.6 million represents operating lease right-to-use liabilities associated with the adoption on January 1st 2019 of the new lease accounting standard (ASC 842 – Leases). In comparison, net debt at the end of 2018 was $92.3 million. Net debt, excluding our finance and operating lease obligations, was

$70.4 million as of June 30, 2019, as compared to $80.8 million at the end of 2018.

As part of our ongoing activities to improve our capital structure, we completed a Rights Offering and Registered Direct Offering that generated gross proceeds of $14.6 million at the end of June. On July 3rd, we used $12 million of these proceeds to accelerate pay-off of our outstanding Term B debt. This week we refinanced our credit agreements. The amended credit agreements recorded and reduced the Term A outstanding balance to approximately $40 million from $50 million. We also expanded borrowing capacity, with improved covenants, under the asset-based revolver facilities to $65 million from $45 million to better support our future growth.

We remain very focused on improving our efficiencies, as well as re-shaping our balance sheet to provide further flexibility and added growth capacity. We are currently evaluating a number of alternatives, which Eddie will comment on as well, and we will provide additional updates as appropriate.

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Before turning the call back to Eddie, let me quickly comment on the year’s outlook. Customer concerns about the continuing impact of tariffs and macro-economic factors has caused, as we experienced in the second quarter, many customers to review and begin to revise where they outsource their manufacturing. While we believe SMTC is well positioned with our North American facilities, we expect customer demand may be impacted over the second half of the year as customers continue to react and adjust to the ongoing geo-political impacts on global trade. As a result, our current expectation for revenue and Adjusted EBITDA for 2019 will more likely approach the lower end of our prior guidance of $393 to $408 million in revenue and $27 to $29 million for Adjusted EBITDA for the full year of 2019.

With that, here’s Eddie for some additional strategic commentary.

Edward J. Smith

Thank you, Steve.

As the numbers that Steve presented indicate, we continue to make solid progress in building a stronger SMTC. I’ll now add some color on the progress made in the second quarter and my priorities for the balance of 2019 in our journey of transforming SMTC into that stronger company.

First, we continued to experience robust year-over-year top line growth across all of our industry sectors, except for the semiconductor, capital equipment and data centers sectors-. Our sales growth was led by our Test and Measurement sector which was increased by $22.3 million or 269% from Q2 2018. Our growth in this sector was supported in part by the 5G telecom adoption in Korea. Our Industrial, Power and Clean Tech customers who grew by $13.6 million or 283% and our Aerospace and Defense business based in Florida added $4.8 million in sales in Q2 2019, compared to zero sales in Q2 2018.

As I mentioned on last quarter’s conference call, the slow start to the semiconductor sector this year was not surprising as many in the industry likely doubled booked semi orders last year when there was a supply constrained environment. As we look ahead, we do not anticipate a rebound for that industry until 2020 at the earliest. On a more positive note, we expect our Aerospace and Defense business to gain traction over time as past awards for new business start to place purchase orders and shipments. We have posted a slide deck on the Investor Relations section of our website that provides the specific revenue contributions from our various market segments.

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Looking ahead, we expect another year of double-digit revenue growth for SMTC. Our growth is being driven by increased business and several new programs at existing customers plus the addition of new customers. In the second quarter we were awarded four new programs from existing customers; and we expect to see growth from these customers in their existing programs. As important, we another two new customers in Q2 to our growing customer roster.

Second, we completed our integration of MC Assembly in the quarter as expected and started to initiated steps to improve the efficiencies at several of our sites, including a realignment of our workforce and strengthening on-site leadership at our Fresnillo factory in Zacatecas, Mexico. We also reviewed and reassigned some customers to specific SMTC teams and plants that would better meet their specific needs. Those initiatives, as well as synergistic cost savings we discussed in the past from the acquisition, are starting to pay off.

During the quarter, we also upgraded our Fresnillo facility by adding a “copy exact” full SMT standalone automated line designed for high volume low mix enterprise customer needs and other equipment that will increase our capacity by approximately 25%. Increasing capacity and improving the efficiencies of our Mexican operations is particularly important in light of today’s uncertain GEO-political environment. With tariff concerns high on the minds of our customers, we incurred additional costs in the second quarter as we shifted some customer production from our China facility to Mexico. We remain focused on identifying and implementing additional efficiencies, in our pursuit of achieving best-in-class operating and financial metrics among its EMS peers.

To better support our customers, we also expect to open our New Product Introduction (NPI) and Manufacturing Design (DFx) Center of Excellence in Billerica, Massachusetts this quarter to provide customers with world-class “Quick-turn” manufacturing that can accelerate the launch of products with the flexibility to scale into a low-cost geography that is available from our other sites.

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Which brings me to the third and final point I would like to emphasize on today’s call, namely our focus on strengthening our balance sheet to support growth. At the end of June, we completed an equity raise for a total of $14.6 million which we used to pay down our Term B loan. And this week, we have restructured our debt with less restrictive covenants and a higher level of available working capital. In addition, we are actively working to improve how we manage our working capital, for example, we have recently implemented an A/R Collections Improvement Plan and taking other steps to increase our inventory turns.

Let me wrap up by saying that we remain committed to further deleveraging our balance sheet, achieving industry-leading performance metrics, growing our business to become the premier Tier 3 EMS market segment leader, making our company an even stronger company that delights our customers with superior service, taking care of our employees, and rewarding our stockholders with enhanced shareholder value.

With that, Steve, Rich Fitzgerald and myself will take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

In closing, I want to thank our employees, leadership team, business partners, distributors and our stockholders for their support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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